Exhibit 8.1

September 20, 2011

Quepasa Corporation
324 Datura Street, Ste. 114
West Palm Beach, FL  33401

Ladies and Gentlemen:

We have acted as counsel to Quepasa Corporation, a Nevada corporation (“Quepasa”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of July 19, 2011 (as amended by that certain Amendment No. 1, dated September 15, 2011, the “Merger Agreement”), by and among Quepasa, IG Acquisition Company, a Delaware corporation (“Merger Sub”), and Insider Guides, Inc., a Delaware corporation (“myYearbook”).  Pursuant to the Merger Agreement, myYearbook will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving corporation.  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement, and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

In rendering the opinion herein, we have examined the (i) Merger Agreement and the related documents attached as exhibits to, or entered into in connection with, the Merger Agreement (collectively, the “Acquisition Agreements”), (ii) the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, certain representation letters received by us from Quepasa and Merger Sub, on the one hand, and myYearbook, on the other hand, dated the date hereof and referring to this opinion letter (the “Quepasa Tax Certificate” and “myYearbook Tax Certificate,” respectively).

We also have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1.           There has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

2.           Any representation or statement referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification.  As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

3.           All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time of the Merger and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

4.           Quepasa, Merger Sub and myYearbook will report the Merger on their respective federal income tax returns in a manner consistent with the opinion set forth below.

5.           The Merger will be consummated in accordance with the Acquisition Agreements (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, under current law: (i) the Merger will qualify as a “reorganization” for federal income tax purposes within the meaning of Code Section 368(a), and (ii) the discussions in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as such discussions constitute legal conclusions, are correct in all material respects.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion concerning certain of the United States federal income tax consequences of the Merger is limited to the specific United States federal tax consequences presented above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the reference to this opinion letter in the Registration Statement/Prospectus, to the filing of this opinion letter as an exhibit to the Registration Statement/Prospectus and to the reference to our firm in the Registration Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ BRADLEY ARANT BOULT CUMMINGS LLP

BRADLEY ARANT BOULT CUMMINGS LLP